EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2004-7 Trust

To liquidate its assets and terminate

CUSIP:	80411Q206 (Class A)
80411QAA5 (Class B)

Symbol:	HJM

FOR IMMEDIATE RELEASE:

February 2, 2006

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), AT&T Corp. Debenture Backed Series 2004-7 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “HJM”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. Settlement of a sale of the securities held by the Trust is expected to occur on February 8, 2006, and a liquidation distribution is expected to be made with respect to the Class A and Class B Units of the Trust on February 8, 2006.

The Trust Wind Up Event and requirement for termination of the Trust arose after the merger of AT&T Corp. with SBC Communications Inc. (now known as AT&T Inc.), following which AT&T Corp. became a subsidiary of AT&T Inc. Thereafter, AT&T Corp. withdrew from listing on the New York Stock Exchange (“NYSE”) certain outstanding NYSE listed bonds of AT&T Corp. which had previously given rise to reporting obligations for AT&T Corp. under the Securities Exchange Act of 1934 (the “Exchange Act”). AT&T Corp. subsequently terminated its reporting obligations under the Exchange Act, and it is the stated intention of the parent of AT&T Corp., AT&T Inc., not to provide financial reporting information in relation to AT&T Corp. As a result, the Depositor of the Trust would be unable to meet its Exchange Act reporting obligations in relation to the Trust, which circumstance constitutes a Trust Wind Up Event.

Contact:

LaSalle Bank National Association	Andy Streepey, ABS Trust Services, 312-904-9387